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                         MANUFACTURING SPACE AGREEMENT


                  THIS AGREEMENT made as of January 7, 1999, between Bard BioPharma L.P., a limited partnership organized and existing under the laws of the State of Delaware and having its principal place of business at 100 Connecticut Avenue, Norwalk, Connecticut 06850 (hereinafter "Bard") and Cytogen Corporation, a Delaware corporation, having its principal place of business at 600 College Road East, Princeton, New Jersey 08540 (hereinafter "Cytogen").

WHEREAS, Cytogen currently manufactures Products and Compounds at the Facility (each as hereinafter defined); and

                  WHEREAS, Bard is acquiring a lease to the Facility and certain of the assets located at the Facility ("Asset Purchase") and is assuming certain rights and responsibilities with respect to the Facility; and

                  WHEREAS, in further consideration of the Asset Purchase, Bard is providing certain space (as hereinafter described) at the Facility to Cytogen to allow Cytogen to continue the manufacturing of Products and certain Compounds for third-parties (each as hereinafter defined) and to conduct research activities, all in accordance with the terms and conditions of this Agreement.

                  NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, and intending to be legally bound, the parties hereby agree as follows:

                                   Article I.

                                   DEFINITIONS

                  The following terms shall, unless the context otherwise requires, have the following meanings, respectively:

                  1.01 "Affiliate" means any corporation or other entity that controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of


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another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or has the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

                  1.02 "Asset Purchase" shall have the meaning set forth in the second Whereas clause of this Agreement.

                  1.03 "Compounds" shall mean only those compounds manufactured by Cytogen for third parties that are the subject matter of the third-party contracts to which Cytogen is a party identified in Schedule A hereto.

                  1.04 "Confidential Information" means a party's technology, data, know-how, or information, whether written or oral, technical or non-technical, including financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists), and the like, that relate to the manufacture, packaging, order processing or distribution of the Product, and that is disclosed to the other party.

                  1.05 "Cytogen Manufacturing Employee" shall mean each employee engaged in the manufacture of Compounds and Products at the Facility who is paid directly by Cytogen and is on Cytogen's payroll and identified on Schedule B hereof.

                  1.06 "Direct Labor Costs" means all labor costs, including without limitation wages, salary, bonuses, benefits and employment taxes, at Standard Billing Rates, for employees.

                  1.07 "Direct Costs Other" means all costs for outside testing and other supplies and materials required for the manufacture, packaging, testing, and release of the Products and/or the Compounds, as incurred or paid.

                  1.08  "Effective Date" means the date first shown above.

                  1.09 "Estimated Annual Workdays" means that number of days equal to 365, less weekend days, holidays, estimated sick days, training days and other non-productive days.

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                  1.10 "Facility" means the building located at 201 College
Road East,  Princeton, New Jersey.

                  1.11  "FDA" means the United States Food and
Drug Administration.

                  1.12 "Inventory" means all inventories of raw materials, and work-in-process produced or held by Cytogen in connection with the manufacture of the Products and the Compounds.

                  1.13 "Know-How" means the trade secrets, know-how, processes, formulae, techniques, procedures, test data and other technical information owned by a party hereto, other than Product Know-How.

                  1.14 "Manufacturing Space" shall mean the areas of the Facility labeled as such on Schedule C hereto and made part hereof.

                  1.15 "Primary Representative" shall have the meaning set forth in Section 2.07 hereof.

                  1.16  "Product"  or  "Products"   means   ProstaScint   and/or
OncoScint, as defined by the FDA labeling thereon and includes the kits and all associated materials.

                  1.17 "Product Know-How" means the trade secrets, know-how, processes, formulae, techniques, procedures, test data and other technical information, including patented inventions, owned by Cytogen and relating to the Products and/or the Compounds.

                  1.18 "Research Space" shall mean the area of the Facility labeled as such on Schedule D hereto and made part hereof.

                  1.19 "SOPs" means the written standard operating procedures and methods utilized by Cytogen in the manufacture of Products or Compounds.

                  1.20 "Standard Billing Rate" means the daily rate calculated for each Cytogen Manufacturing Employee and Bard employee and determined by dividing Total Estimated Annual Compensation by Estimated Annual Working Days. The Standard Billing Rate may be converted to an hourly rate by dividing by seven.


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

                  1.21 "Total Estimated Annual Compensation" means an amount equal to the aggregate of estimated wages, salary, bonuses, benefits, and employment taxes of each employee to be paid to or incurred with respect to such employee during the Estimated Annual Workdays.

                                   Article II.

                   MANUFACTURING AND RESEARCH USE OF FACILITY

                  2.01 Use of Facility. (a) Bard hereby grants Cytogen the right and license to use the Manufacturing Space for the sole purpose of the manufacture of the Products and the Compounds as heretofore conducted by Cytogen in the Manufacturing Space at such times and during such periods as shall be established by the Primary Representatives.

                  (b) Bard hereby grants Cytogen the right and license to use the Research Space for the sole purpose of the conduct of Cytogen's research activities at such times and during such periods as shall be established by the Primary Representatives.

                  (c) The right and license to use the Manufacturing Space and the Research Space granted Cytogen hereby shall include the rights of ingress and egress to and from the Facility and the use of common areas such as restrooms as designated by Bard.

                  (d) Each party agrees to use its reasonable best efforts to conduct their respective activities and operations at the Facility to the end that the business activities and operations of a party shall not interfere, hinder, interrupt or impede the activities and operations of the other party hereto or impair any requisite compliance by a party hereto with the rules, regulations or guidelines of the FDA.

                  2.02 Compliance With Laws. Cytogen shall, at Cytogen's sole cost and expense, promptly comply with the requirements of all applicable laws, rules, regulations, statutes, orders and ordinances and all applicable requirements of any federal, state, county and municipal authorities and/or any board of fire underwriters or similar organization having jurisdiction over the Facility, concerning Cytogen's use of the Manufacturing Space and the Research Space at the Facility and Cytogen's manufacturing and research activities and operations thereat, including, but not limited to, all requirements of the


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

Occupational Safety and Health Act, and Cytogen shall not make any claim against Bard for any expenses or damages resulting from such compliance. Cytogen shall also comply with the New Jersey Industrial Site Recovery Act and all regulations promulgated thereunder, and shall do all things and execute all documents necessary for said compliance, including, but not limited to, the submission to the New Jersey Department of Environmental Protection of all necessary documentation upon the termination of this Agreement, the termination of Cytogen's manufacturing and research activities at the Facility or the cessation of operations by Cytogen at the Facility.

                  2.03 Vacating the Research and Manufacturing Space. (a) Cytogen shall use its reasonable best efforts to completely vacate the Research Space within six (6) months of the date of this Agreement.

                  (b) In the event that Bard elects to terminate this Agreement pursuant to Section 7.02 hereof, Cytogen shall immediately cease all activity at the Facility and then vacate the Facility within thirty (30) days of such termination.

                  2.04 Non-Liability. (a) Bard shall not be responsible or liable to Cytogen for any loss, damage or injury to person or property that may be occasioned by the acts or omissions of Bard or of any of its employees, including, but not limited to, any loss, damage or injury resulting to Cytogen or to any other person or any property of Cytogen or of any other person, from water, gas, steam, fire or the bursting, stoppage or leakage of sewer or other pipes, or otherwise resulting from the condition of the Facility, unless same is due to the gross negligence or willful act of Bard or its employees. In no event shall Bard be liable for any special, incidental or consequential damages or loss of profits in the event of any breach by Bard of its obligations hereunder and Cytogen shall have no rights for any of the foregoing against the partners, general and limited, of Bard or the right of lien or levy against any property of Bard (or of any partner, person or entity comprising Bard), nor shall any property or assets of Bard or such partners be subject to levy, execution or other enforcement proceedings for the collection of any such sums or satisfaction of any judgment or award.

                  (b) Bard shall have no liability to any party with respect to any Product or Compound approved by Cytogen for shipment or other release from the Facility.

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

                  2.06 Insurance. Throughout the term of this Agreement, Bard shall, at its sole cost and expense, obtain and maintain public liability insurance and fire and extended coverage on and with respect to the Facility. Throughout the term of this Agreement, Cytogen shall, at its sole cost and expense, obtain and maintain in full force and effect product liability insurance (issued by an insurance company licensed to do business in New Jersey and reasonably acceptable to Bard) covering the Facility, the Products, the Compounds and all operations of Cytogen, in the amount of Ten Million Dollars
($10,000,000.00), which insurance shall name Bard as an additional insured thereunder. Cytogen shall, at all times during the term of this Agreement, maintain in full force and effect and on deposit at Bard's office, a Certificate of Insurance or a duplicate original of the insurance policy required above, together with evidence of payment of all premiums therefor. Any such policy shall provide that it shall not be cancelable without at least thirty (30) days prior written notice to Bard. If Cytogen shall default in maintaining such product liability insurance, Bard may, at its option and without waiving any of its rights hereunder or releasing Cytogen from any obligation hereunder, procure such insurance, and Cytogen shall, on demand, reimburse Bard for the cost thereof.

                  2.07 Primary Representatives. Each party shall appoint a primary representative ("Primary Representative") who shall coordinate the operations and activities of the parties at the Facility. The Primary Representatives shall be responsible for the day-to-day contacts between the parties hereto and shall receive copies of all written correspondence exchanged between the parties with respect to any necessary coordination of operations and activities at the Facility. If a Primary Representative leaves the employ of a party, an equally competent, mutually acceptable, Primary Representative shall be assigned by such party.

                  2.08 Regulatory Responsibility. Cytogen shall be solely responsible and liable for the management and control and all regulatory aspects of the manufacturing operations, equipment and employees engaged in manufacturing activities at the Manufacturing Space; provided, however, that Bard shall use its reasonable best efforts to maintain the Facility and


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

associated utilities in compliance with applicable local, state and federal requirement, including current FDA Good Manufacturing Practices.

                                  Article III.

                                    EMPLOYEES

                  3.01 Employees Engaged in Manufacturing. All employees engaged in the manufacture of Products and Compounds at the Manufacturing Space and activities and operations ancillary to or undertaken in connection with the manufacture of Products and Compounds shall be under the exclusive management, direction and control of Cytogen at all times during which such employees are so engaged. Cytogen shall maintain an employee at all times with responsibility for quality assurance of Products and Compounds, and no Product or Compound shall be shipped or otherwise released from the Facility unless such employee has approved its shipment or release in writing.

                  3.02  Reimbursement of Costs -- Cytogen.

                  (a) Cytogen shall be responsible for paying all Direct Labor Costs of Cytogen Manufacturing Employees and the Direct Costs Other of Cytogen's manufacturing operations and activities.

                  (b) The Cytogen Primary Representative will provide the Bard Primary Representative on the first day of each month with a written schedule identifying the Cytogen Manufacturing Employees and estimating the time such employees will be engaged in the manufacture of Products and Compounds at the Manufacturing Space for the next succeeding month, such schedule to be in the formats provided for in clauses (i), (ii) and (iii) below. The time in such month in which Cytogen Manufacturing Employees are engaged in the manufacture of Products and/or Compounds is hereafter referred to as "Cytogen Worktime."

                         (i) With respect to Cytogen Manufacturing Employees directly engaged in the manufacture of Products and Compounds ("Direct Manufacturing Employees") Cytogen shall prepare a schedule identifying the number of full work days in such month that each such employee will be engaged in the manufacture of Products and Compounds. For purposes of this Section 3.02(b)(i), a Direct Manufacturing Employee engaged in

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

         the manufacture of products and compounds for four (4) hours or more in a day shall constitute a full work day for such employee.

                         (ii) With respect to Cytogen Manufacturing Employees having supervisory responsibility ("Supervisory Employees") for the manufacture of Products and/or Compounds, Cytogen will prepare a schedule reflecting the number of hours in such month that each such employee will be engaged in the supervision of the manufacture of Products and/or Compounds.

                         (iii) With respect to Cytogen Manufacturing Employees having responsibility for validation, material handling, equipment maintenance and purchasing ("General Duty Employees"), Cytogen shall prepare a schedule reflecting the numbers of hours in such month that each such employee's activities will be undertaken in connection with Cytogen's manufacturing operations and activities. The parties anticipate that General Duty Employees will be employed by Bard in approximately six (6) to nine(9) months.

                  (c) Cytogen will bill Bard on the first day of each month an estimated amount equal to the aggregate of the sums determined in accordance with clause (i), (ii), (iii) below.

                         (i) (A) Direct Labor Costs incurred or spent by Cytogen in respect of Direct Manufacturing Employees for such month minus (B) an amount equal to the product of 1.5 multiplied by the Cytogen Worktime of such employees for the prior month (excluding the first month of this Agreement) multiplied by Standard Billing Rates on a daily or hourly basis, as applicable.

                         (ii) (A) Direct Labor Costs incurred or spent by Cytogen in respect of Supervisory Employee minus (B) an amount equal to the product of 1.5 multiplied by the Cytogen Worktime of such employees for the prior month (excluding the first month of this Agreement) month multiplied by Standard Billing Rates on an hourly basis.


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

                         (iii) (A) Direct Labor Costs incurred by or spent by Cytogen in respect of General Duty Employees for such month minus (B) an amount equal to the product of .75 multiplied by the Cytogen Worktime of such employees for the prior month (excluding the first month of this Agreement) multiplied by Standard Billing Rates on an hourly basis.

                  (d) Bard shall reimburse Cytogen in respect of the establishment fee payable in respect of the Facility to permit the manufacture of Products and Compounds in the Facility as follows: an amount equal to 70% of the amount paid by CYTOGEN in respect of such establishment fee in the first year of this agreement; an amount equal to 80% of the amount paid by Cytogen in respect of such establishment fee in the second year of this agreement, and an amount equal to 85% of the amount paid by CYTOGEN in respect of such establishment fee in the third year of this agreement.

                  (e) Amounts due Cytogen will be paid by wire transfer within three (3) business days from the date of receipt of a billing.

                  (f) Cytogen will summarize all of its Direct Labor Costs and Direct Costs Other incurred or spent on its manufacturing operations at the Facility at the end of each month in sufficient detail and with supporting documentation as agreed from time-to-time by the parties. Supporting documentation in respect of Supervisory Employees and General Duty Employees shall be by means of time records and maintained by such employees reflecting on an hourly basis the time spent each day by such employees in manufacturing activities and non-manufacturing activities separately stated.

                  (g) Any overpayments or underpayments pursuant to an estimated billing shall be adjusted by the parties and appropriate payments made to the other party within five (5) business days after the determination thereof.

                  3.03 Employee Liabilities. Bard and Cytogen shall be wholly responsible for the following with respect to their respective employees: short-term disability, long-term disability, workers' compensation, personal injury liability, severance payments and all other costs and expenses part of Direct Labor Costs.

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


                                   Article IV.

                                    PAYMENTS

                  4.01 Payments to Bard. In consideration for Bard's agreement to perform its obligations hereunder and for the right to use and access to the Manufacturing Space, Cytogen covenants and agrees to pay to Bard for the manufacturing access rights granted hereby, without demand or notice, and without any set-off or deduction and regardless of Cytogen's use or non-use of the Manufacturing Space, as follows:

                  (a) For the period commencing on the date hereof and ending on the date that is one year from the date hereof (the "First Anniversary Date"), the sum of Four Hundred Thousand Dollars ($400,000.00) per annum, payable in quarterly installments of One Hundred Thousand Dollars ($100,000);

                  (b) For the period commencing on the day after the First Anniversary Date and ending on the date that is two (2) years from the date hereof (the "Second Anniversary Date"), the sum of Six Hundred Thousand Dollars ($600,000.00) per annum, payable in quarterly installments of One Hundred Fifty Thousand Dollars ($150,000.00); and

                  (c) For the period commencing on the day after the Second Anniversary Date and ending on the date that is three (3) years from the date hereof, the sum of Eight Hundred Thousand Dollars ($800,000.00) per annum, payable in quarterly installments of Two Hundred Thousand Dollars ($200,000).

                  4.02 Labor and Other Costs. In the event Cytogen utilizes the services of individuals employed by Bard, Bard will bill Cytogen and Cytogen will pay to Bard within ten (10) business days of such billing one hundred fifty percent (150%) of the Standard Billing Rates for all Direct Labor Costs of such individuals, plus one hundred fifty percent (150%) of all Direct Costs Other incurred by Bard in rendering such assistance on a monthly basis; provided, however, that employees previously employed as General Duty Employees shall be billed at seventy five percent (75%) of the Standard Billing Rate.

                  4.03 Research Space Rent. Cytogen will pay to Bard the greater of $4,000 per month in each of the first six months from the date hereof for the


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rights  granted  hereunder with respect to the Research  Space,  such payment to terminate upon Cytogen's complete vacating of the Research Space. In the event that Cytogen fails to completely vacate the Research Space within six (6) months of the date of this Agreement, Cytogen will pay Bard $10,000 per month for each succeeding month after the conclusion of the initial six (6) month period until such time as Cytogen has completely vacated the Research Space.

                  4.04 Due Date. Unless otherwise provided, all payments required under this Article IV shall be made, without demand or notice, on or before the last day of each calendar quarter. Notwithstanding anything to the contrary herein, if the date of this Agreement occurs on a day other than the first day of the calendar month, all payments hereunder for such partial calendar month shall be prorated and paid on the date provided for in this
Section 4.04.

                  4.05 Deemed Accrual. Cytogen's obligation to make all the payments required under Sections 4.01(a), (b) and (c) hereof shall be deemed to have accrued as of the date hereof and shall survive any early termination of this Agreement, except any such early termination resulting from willful misconduct by Bard constituting a breach or default hereunder by Bard.

                                   Article V.

                         SECURITY INTEREST IN COLLATERAL

                  5.01 Security Interest. In order to secure the payment and performance by Cytogen of all of its obligations and liabilities under this Agreement, and in consideration of Bard's agreement to undertake its obligations hereunder, and intending to be legally bound hereby, Cytogen hereby grants to Bard a security interest in the following property of Cytogen and any Affiliate of Cytogen: the Inventory (wherever located) and raw materials and equipment and other Cytogen tangible assets used in connection with Cytogen's manufacturing activities or otherwise (collectively the "Collateral"). This Agreement creates such security interest in the Collateral and constitutes a security agreement under the New Jersey Uniform Commercial Code. Cytogen shall execute, file and



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

re-file such financing statements and other such security agreements as Bard shall require from time to time with respect to the Collateral. Cytogen hereby authorizes Bard to file such financing statement or statements pursuant to the Uniform Commercial Code, without the signature of Cytogen, as Bard may deem necessary to perfect such security interest or rights in its favor.

                                   Article VI.

                          RECORDS, AUDITS, INSPECTIONS,
                               RECALLS AND RETURNS

                  6.01 Records and Accounting by Cytogen. Cytogen shall keep complete and accurate records of the manufacture, testing and shipping of the Products and the Compounds as required by law, including all of the foregoing required under the rules, regulations or guidelines of the FDA.

                  6.02 Regulatory Inspections. Cytogen will inform Bard promptly and, if possible, in advance, of any inspection or audit by any governmental agency, including the FDA, related to the Products, the Compounds or the Manufacturing Space and will inform Bard of the result of any such audit or inspection within twenty-four (24) hours of the conclusion of such audit or inspection. Cytogen will promptly provide Bard with copies of any government-issued inspection observation reports and related correspondence, that affect the Products, the Compounds or the Manufacturing Space. Cytogen will diligently pursue the resolution of all concerns expressed by the FDA or other governmental agency. Bard hereby agrees that it will permit authorized representatives of the FDA to inspect the Manufacturing Space. In the event that the FDA performs an inspection of Bard's utilization of the Facility and the results of such inspection would impair Cytogen's manufacturing operations and activities, Bard and Cytogen will cooperate in resolving the concerns of the FDA to the end that Cytogen's manufacturing operations and activities may continue to be performed in the Manufacturing Space.

                  6.03 Inspections. The Primary Representative of Cytogen will have access during audits to all employee-related documents, records, reports, data, procedures, facilities, and all other information required to be maintained by FDA regulations or the requirements of other governmental agencies.

                  6.04 Safety and Complaint Reporting. Cytogen agrees to comply with all obligations concerning the collection, investigation, and governmental reporting of adverse reactions and complaints relating to the Products and the


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

Compounds, including, without limitation, all obligations under 21 CFR 312.32 and 21 CFR 314.80(a).

                  6.05 Recall Action. Only Cytogen may initiate a recall action of the Product or Compounds. Cytogen shall inform Bard if Cytogen determines it is necessary to initiate a recall, withdrawal or field correction. All FDA contacts and coordination of any recall activities will be handled solely by Cytogen.

                  6.06 Recall Expenses. Cytogen will be responsible for any and all costs associated with a recall, withdrawal or field correction for any reason except to the extent that such a recall is due to the willful misconduct of Bard.

6.07 Product Returns. Cytogen will have the responsibility for handling all customer returns of the Products or --------------- Compounds.

                  6.08 Waste. In its performance of this Agreement, Cytogen and Bard shall comply with all laws and regulations applicable to the generation, storage, shipment and disposal of waste generated in the manufacture of the Products and the Compounds.

                  6.09 Biohazards. The Primary Representatives will establish a standard operating procedure to identify materials to be brought into the Facility that are or may be biohazardous. Materials so identified shall not be brought into the Facility.

                  6.10 Product Safety. Cytogen represents and warrants to Bard that the safety profile of the Products is as described in the package inserts thereto and to the best of Cytogen's knowledge Cytogen has no knowledge of any adverse event or experience with the Products that is not referenced or described in the package insert.

                                  Article VII.

                          TERM, RENEWAL AND TERMINATION

                  7.01 Term. Except with respect to the Research Space and unless earlier terminated in accordance with this Article VII, this Agreement will be in effect and will continue for a period of three (3) years from the Effective Date.


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

                  7.02 Default; Breach. Either Cytogen or Bard may terminate this Agreement at any time on written notice if the other party breaches or defaults under a material term of this Agreement and fails to remedy the breach or default within sixty (60) days after receiving written notice of the breach or default. The breach or default of a payment obligation hereunder shall be deemed material, and, notwithstanding the sixty (60) day period to cure previously provided, must be cured within two (2) days of the receipt of written notice of such default.

                  7.03 Insolvency. Bard or Cytogen may terminate this Agreement in its entirety if Cytogen (in the case of termination by Bard) or Bard (in the case of termination by Cytogen) files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

                  7.04 Survival. The rights and obligations contained in the sections hereof providing for indemnification and confidentiality will survive the termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. The termination of this Agreement will not affect a party's liability as provided for herein by reason of any act, default, or occurrence prior to such termination or, unless such termination results from willful misconduct by Bard constituting a breach or default hereunder by Bard, Cytogen's obligation to make the payments provided for in Section 4.01(a), (b) and (c) hereof.

                                  Article VIII.

                                    INDEMNITY

                  8.01 (a) Indemnification By Cytogen. Cytogen shall indemnify and hold harmless Bard, its officers, directors, partners, attorneys, agents, and employees, and their successors and assigns, from and against any and all losses, suits, liabilities, damages, claims, injuries, costs and expenses, including reasonable attorneys' fees and expenses of litigation (collectively "Claims"), resulting from, arising out of or in any manner incident, relating or attributable to: (i) the negligence or willful misconduct of Cytogen; (ii) the material breach by Cytogen of any term or provision of this Agreement; (iii) any failure by Cytogen or its Affiliates to perform or observe, in full, any covenant, agreement or condition to be performed or observed by them in this Agreement; (iv) the termination by Cytogen of its third-party manufacturing agreements and all activities conducted thereunder; (v) the termination of employment of any former employees of Cytogen at the Facility; (vi) the use, operation and occupancy of the Manufacturing Space and Research Space; and/or
(vii) Products or Compounds shipped from or otherwise released from the Facility.

                  (b)  Indemnification  By Bard.  Subject to the  provisions  of
Section 2.04, Bard shall indemnify and hold harmless Cytogen, its officers, directors, partners, attorneys, agents, and employees, and their successors and assigns, from and against any and all Claims that result from (i) the gross negligence or willful misconduct of Bard; (ii) the material breach by Bard of any term or provision of this Agreements and/or (iii) an act by Bard for which Bard would be liable to Cytogen hereunder.

                  8.02 Indemnification Procedures. Each indemnified party agrees to give the indemnifying party prompt written notice of any Claim or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 8.01. Each party shall furnish promptly to the other copies of all papers and documents received in respect of any Claim. With respect to any Claim relating solely to the payment of money damages that will not result in the indemnified party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim upon such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if, as a result thereof, the indemnified party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying party. The indemnifying party shall not be liable for any settlement or other disposition of a Claim by the indemnified party which is made without the consent of the indemnifying party. Except as provided above, the reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified party in connection with any Claim shall be reimbursed on a quarterly basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event that the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

                                   Article IX.

                                 CONFIDENTIALITY

                  9.01 Disclosure Promptly after the Effective Date. Each party will provide to the other party any and all Confidential Information that is necessary for such party to perform its obligations hereunder.

                  9.02 Restrictions on Disclosure and Use by Both Parties. No party will use the Confidential Information provided by the other party or disclose it to any third party except as necessary to carry out the party's obligations under this Agreement. If either party finds it necessary to disclose such Confidential Information to a third party, they will not do so without first obtaining the written consent of the other party and entering into an agreement with the third party that binds the third party to the same obligations of restricted use and disclosure as are undertaken by the parties in this Agreement. This Section 9.02 shall survive the termination of this Agreement.

                  9.03 Exceptions. The obligations under Section 9.02 will not apply to any information that (a) is in the possession of the receiving party at the time of receipt from the disclosing party, as shown by existing records, (b) is or becomes available to the public through no fault of the receiving party,
(c) is disclosed to the receiving party by a third party entitled to disclose it, (d) is independently developed by the receiving party without reliance on information supplied by the disclosing party, as evidenced by the records of the receiving party, or (e) is required by law or judicial order to be disclosed, in which case the party required to make the disclosure shall (i) provide as much advance notice as possible to the disclosing party, (ii) to the extent possible, allow the disclosing party to seek a protective order, and (iii) to the extent possible, minimize the information to be disclosed.

                                   Article X.

                            THIRD-PARTY MANUFACTURING

                  10.01   Termination  of  Third-Party   Manufacturing   at  the
Facility. Cytogen shall use its reasonable best efforts to cease work in the Facility with respect to manufacturing not later than December 31, 1999.

                  10.02 Biomira Agreement. Cytogen represents and warrants to and with Bard that (i) that certain agreement dated June 4, 1997 between Cytogen and Biomira (USA), Inc. ("Biomira") has terminated, (ii) that Cytogen has no obligation thereunder or otherwise to Biomira which would require use of the Facility and (iii) that in connection with Cytogen's performance of the aforesaid agreement, no biohazardous materials were permitted to enter the Facility.

                  10.03 Completion of Manufacturing Obligations. Cytogen shall be solely responsible to perform the manufacturing services for third parties that may be required following the Effective Date pursuant to the third-party manufacturing agreements identified on Schedule A attached. No third-party contract manufacturing shall be undertaken by Cytogen at the Facility except in respect of Cytogen's performance of the agreements identified on Schedule A attached. Cytogen covenants, represents, warrants to and with Bard that Schedule A sets forth a true, accurate and complete list of all third-party manufacturing agreements, copies of which have been delivered by Cytogen to Bard, and there are no other agreements or arrangements regarding such third-party manufacturing. Cytogen covenants, represents, warrants and agrees that no biohazardous materials were permitted to enter the Facility in connection with such third-party manufacturing.

                  10.04 Biohazardous Materials-Definition.  For purposes of this
Article X, "biohazardous materials" means microbiological or viral agents of infection, including but not limited to bacteria, fungae, mycoplasmas, prions and viruses which are considered to be pathogenic or harmful to human health.

                                   Article Xl.

                                  MISCELLANEOUS

                  11.01 Compliance with Laws. Each party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations, orders and guidelines.

                  11.02 Trademarks. Each party hereby acknowledges that no such party has, nor shall it acquire, any interest in any of the other party's trademarks or trade names unless otherwise expressly agreed to herein or in writing. The parties agree not to use any trademark or trade name of the other party, except as specifically authorized by the other party.

                  11.03 Independent Contractors. The parties are independent contractors, and this Agreement shall not be construed to create between Bard and Cytogen any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

                  11.04 No Waiver. A party's failure to require another party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

                  11.05 Assignment. No party may assign this Agreement or any of its rights or obligations hereunder except with the prior written consent of the other parties, except that either party may assign its rights and obligations under this Agreement to an Affiliate; provided, however, that any such assignment to an Affiliate shall not relieve the assigning party of its rights and obligations hereunder.

                  11.06 Force Majeure. No party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, fires, floods or storms. A party claiming a right to excuse performance under this Section 11.06 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance and an estimate of the time that the inability to perform is anticipated to last.

                  11.07 Notices. Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by overnight delivery service, or by sending the same by first-class mail, postage prepaid to the address set forth below:

                  If to Bard:

                           Bard BioPharma L.P.
                           100 Connecticut Avenue
                           Norwalk, Connecticut  06850
                           Attention:  Edward B. Mahony

                  with a copy to:

                           Howard R. Udell, Esq.
                           Millard, Greene & Udell
                           100 Connecticut Avenue
                           Norwalk, CT  06850

                  If to Cytogen:

                           Cytogen Corporation
                           600 College Road East - CN 5308
                           Princeton, New Jersey  08540-5308
                           Attention:  H. Joseph Reiser, Ph.D.

                  Either party may notify the other party from time to time of any change of address for notices required by this Agreement. Notices hereunder shall be deemed to have been sufficiently made or given when received.

                  11.08 Third Parties. No person not a party to this Agreement or an Affiliate of a party to this Agreement (including without limitation any present or former employee of Cytogen and the third-parties to the third-party contracts listed on Schedule A hereto) shall have or acquire any rights by reason of this Agreement, nor shall any party to this Agreement have any obligation or liabilities to such other person by reason of this Agreement.

                  11.09 Entire Agreement. This Agreement constitutes the full, complete, final and integrated Agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

                  11.10 Headings. The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.

                  11.11 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                  11.12 Specific Performance. Bard and Cytogen agree that if a limitation of liability provided for herein would make money damages an inadequate remedy in respect of a breach, threatened breach or failure to perform under this Agreement to the non-breaching party, the non-breaching party shall be entitled to injunctive or equitable relief and a decree for specific performance. Nothing in this Section 11.12 shall in any manner constitute a waiver of or limit any limitation of liability otherwise provided for herein.

                  11.13 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural as well.

                  11.14 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.15 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the

                  State of New Jersey, without reference to its conflicts of law provisions, and the United States of America.

                  IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the dates set forth below.

                                            BARD BIOPHARMA L.P.
                                            By Bard Pharmaceuticals Inc.,
                                              as General Partner



                                            By:/s/ Edward B.
                                                     Name:  Edward B. Mahony
                                                     Title: Vice President

Date: January 7, 1999

                                            CYTOGEN CORPORATION



                                            By:/s/ H. Joseph Reiser
                                            Name:  H. Joseph Reiser
                                            Title: CEO
Date:  January 7, 1999

                                   SCHEDULE A

                          CYTOGEN THIRD-PARTY CONTRACTS


AGREEMENT dated as of August 30, 1996 by and between COULTER PHARMACEUTICAL INC. and CYTOGEN Corporation.


AGREEMENT dated as of January 24, 1997 by and between PROGENICS PHARMACEUTICALS INC. and CYTOGEN Corporation.


AGREEMENT dated as of February 25, 1998 by and between EMISPHERE TECHNOLOGIES, INC. and CYTOGEN Corporation.


AGREEMENT dated as of May 15, 1997 by and between AMERICAN BIOGENETIC SCIENCES, INC. and CYTOGEN Corporation.


AGREEMENT dated as of June 4, 1997 by and between DELTA PHARMACEUTICALS, INC. and CYTOGEN Corporation.


AGREEMENT dated as of August 13, 1997 by and between MEDAREX, INC. and CYTOGEN Corporation.


AGREEMENT dated as of July 29, 1997 by and between LEUKOSITE INC. and CYTOGEN Corporation.


Fill obligation to Centocor, the contract terms with respect to which are being finalized.

                                   SCHEDULE B


                         CYTOGEN MANUFACTURING EMPLOYEES


Direct Manufacturing            Supervisory                   General Duty
     Employees                   Employees                      Employees
--------------------            -----------                    ----------
    Mullen                       Adamovics                    Morgan
    Gojaniak                     Ultee                        Hazard
    Rea                          Olivero                      Beth Jackson
    Camisa                                                    Perry Weaver
    Fawber                                                    Vince Matonti
    Smith                                                     Pienciak
    Lacotera                                                  Balla
    Wilson                                                    Davis
    Frisbee                                                   Peacos
    Freemen                                                   Milchuk
    Olayinka                                                  Loss
    Bell                                                      Theilacker
    Sieber                                                    Aiken
    Stratowski

                                   SCHEDULE C


                               MANUFACTURING SPACE

Map of Manufacturing Space.

                                   SCHEDULE D


                                 RESEARCH SPACE


Map of Research Space.